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                                                                   EXHIBIT 10.23

                             TERMINATION AGREEMENT

This Termination Agreement (the "Agreement") is entered into as of this fifteenth day of February 2000 by and between:

The Spectranetics Corporation, a corporation organized under the laws of the State of Colorado and with its registered address at 96 Talamine Court, Colorado Springs, Colorado, U.S.A. and Spectranetics International B.V., a company organized under the laws of The Netherlands and with its registered address at Plesmanstraat 6, 3833 LA Leusden, The Netherlands (the "Employer"), represented collectively by Mr. Dale T. Muth, on the one side;

and

Hendricus Kos, domiciled at Naarderstraat 45, 1272 NG Huizen, The Netherlands, (the "Employee"), on the other side.


                                    RECITALS

         WHEREAS as of January 11, 1993, the Employee entered into an Employment Agreement with Spectranetics International B.V. pursuant to which the Employee agreed to perform the duties of Managing Director ("statutair directeur") for Spectranetics International B.V. (the "1993 Agreement"); and

         WHEREAS subsequent to such date, but without terminating the 1993 Agreement, Employee entered into an Employment Agreement with The Spectranetics Corporation whereby the Employee agreed to perform the duties of Vice President, Sales & Marketing of Employer as from January 1, 1997 (the "1997 Agreement"); and

         WHEREAS Employee has been performing his duties under the 1993 Agreement and the 1997 Agreement and Employer has fulfilled its obligations under the 1993 Agreement and the 1997 Agreement; and

         WHEREAS Employer and Employee have mutually determined that the choice of forum provisions in the 1993 Agreement and the choice of law and forum provisions in the 1997 Agreement shall be modified such that the laws of The Netherlands shall be applicable to the 1993 Agreement and the 1997 Agreement prior to their termination; and

         WHEREAS Employer and Employee have mutually determined that the 1993 Agreement and the 1997 Agreement shall be terminated for the mutual benefit of both the parties;

         WHEREAS Employer and Employee have mutually determined that the 1993 Agreement and the 1997 Agreement shall be terminated as soon as reasonably possible after execution of this agreement; and

         WHEREAS Employer and Employee desire that the 1993 Agreement and the 1997 Agreement shall be terminated simultaneously and in a manner other than that provided for under the 1993 Agreement or the 1997 Agreement, and thus are entering into this present Agreement.


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         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency being hereby acknowledged, the parties hereby agree as follows:


1.       TERMINATION OF EMPLOYMENT

Employer and Employee agree that Employer shall seek in the District Court and the Cantonal Court, both located in the District ("Arrondissement") of Utrecht, the Netherlands, a court order under Section 7:685 of the Dutch Civil Code, for the termination of the 1993 Agreement and the 1997 Agreement respectively. Employer and Employee agree that Employer shall simultaneously request said District Court to terminate the 1993 Agreement and said Cantonal Court to terminate the 1997 Agreement. The requested termination date shall be February 15, 2000, or such date thereafter as said District Court and said Cantonal court may reasonably determine (the "Termination Date"). In furtherance of the foregoing, Employer agrees to file in said District Court and Cantonal Court, within seven (7) calendar days following the date of the execution of this Agreement, a request for termination in substantially the same form as Annex 1 to this Agreement (the "Request"). In response, Employee agrees to file, within seven (7) calendar days following the day on which Employer's Request is filed, a "formal reply" in substantially the same form as Annex 2 to this Agreement. In the event the Cantonal Court shall not terminate the 1997 Agreement, such agreement shall by operation of law terminate on the date of termination of the 1993 Agreement. The Employee shall receive his salary and all other benefits from the 1993 Agreement and the 1997 Agreement respectively until the date of termination of the 1993 Agreement and the 1997 Agreement respectively.

2. MODIFICATION OF 1997 AGREEMENT; MODIFICATION OF 1993 AGREEMENT; TERMINATION OF PRIOR AGREEMENTS

The clauses concerning choice of law (Article 18 - Applicable Law) and choice of forum (Article 19 - Competent Court, first sentence) of the 1997 Agreement are hereby modified by the parties thereto; the law applicable to the 1997 Agreement shall be the laws of The Netherlands and the competent court with exclusive jurisdiction of all disputes relating to the 1997 Agreement shall be the Cantonal Court in the District of Utrecht.

The clauses concerning choice of forum (Article 18 - Competent Court) of the 1993 Agreement are hereby modified by the parties thereto; the competent court with exclusive jurisdiction of all disputes relating to the 1993 Agreement shall be the District Court in the District of Utrecht.

The 1993 Agreement and the 1997 Agreement shall terminate as set forth above under 1., with the exception of: (a) Articles 10 (Company Property), 11 (Confidentiality), 12 (Non-Competition), 13 (Special Achievements), and 14 (Penalty Clause) of the 1993 Agreement; and (b) Articles 10 (Company Property), 11 (Confidentiality), 12 (Non-Competition), 14 (Special Achievements), and (15 (Liquidated Damages) of the 1997 Agreement. The parties hereby specifically waive any rights or obligations that either may have under Article 2.2 of the 1993 Agreement and Article 2.2 of the 1997 Agreement concerning Notice.

3.       SEVERANCE COMPENSATION; LETTER OF REFERENCE; SEPARATION ANNOUNCEMENT

In connection with the termination of Employee's employment relationship with the Employer, the parties hereby agree to the following:


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a.       Severance Pay

Employer agrees to pay the Employee an amount equivalent to USD 335,418 (three hundred thirty-five thousand four hundred eighteen United States dollars) ("Severance Pay"). Of this amount, Spectranetics International B.V. agrees to pay Employee an amount of NLG 171,902 (one hundred seventy-one thousand nine hundred two Dutch Guilders) (the "1933 Severance") without withholding taxes or premiums ("ten titel van stamrecht") through transfer into bank account number
45.18.04.902 with ABN AMRO Bank N.V. of Kove Beheer B.V. within eight (8) calendar days after the date of termination of the 1993 Agreement. The Spectranetics Corporation agrees to pay to Employee an amount of USD 251,564 (two hundred fifty-one thousand five hundred sixty-four United States dollars) (the "1997 Severance") within (8) calendar days after the date of termination of the 1997 Agreement by transfer into bank account number 505 514 9079 with Norwest bank of Employee. As from the date of execution of this Agreement the Employee shall be released from his obligation to perform his functions as described in Article 1.1, 1.2, and 3.1 of the 1997 Agreement. The Employee shall be responsible and liable for any taxes or duties levied in relation with payment of the Severance Pay.

The parties agree that the 1997 Severance and the Employer's obligation to pay the 1997 Severance shall be reduced with any amount of gross salary paid out to Employee by Employer as from January 1, 2000.

b.       Miscellaneous

         (i)      Automobile

         As of January 1, 2000, Employee will no longer be entitled to reimbursement of the lease of a car.

         (ii)     Mobile Telephone

         Employee shall be entitled to buy the mobile telephone currently owned by Employer but in use with Employee, for an amount of NLG 432.70, which amount shall be payable as of Termination Date and which amount may be deducted by Employer from the Severance Pay.

         (iii)    Stock Options

         The stock options relating to shares in the capital of The Spectranetics Corporation (the "Stock Options") which have vested and are owned and exercisable by Employee as per Termination Date, as mentioned in employee's Personal Option Status as per Termination Date, may be exercised during a period of three (3) months from Termination Date and in accordance with the terms and conditions of the Stock Option Plan. A copy of the Employee's Personal Option Status as per February 15, 2000 is attached to this Agreement. Employee will not earn any new Stock Options as from January 1, 2000.

         (iv)     Computer


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         Employee must return the computer Gateway Solo provided by Employer to Employee at the office address of Employer at Leusden no later than the calendar day immediately following Termination Date.

         No later than the Termination Date, Employee shall return to the Employer the following items:

                  o All keys to the Employer's premises situated at Leusden, as well as any and all other keys in the possession or control of Employee which would give Employee access to Employer's premises.

                  o KLM Credit Card

                  o Scope card

Employee will also receive a letter of reference from Employer describing his responsibilities during his employment with Employer. Such letter may be used by the Employee for the purposes of procuring employment. Notwithstanding the foregoing, such letter shall be considered as an integral part of this Agreement and use of such letter shall be governed by Paragraph 4(a) of this Agreement relating to Confidentiality and Non-Disclosure.

The foregoing contains all compensation, benefits and rights to which Employee shall be entitled as a result of his separation from Employer. Employee specifically and irrevocably waives all other compensation, benefits and rights to which Employee may be entitled to under the 1993 Agreement, 1997 Agreement or any applicable laws or court decisions.

4. RETURN OF EMPLOYER PROPERTY

Employee agrees to return to Employer no later than 4:00 P.M. on the Termination Date, without limitation, all correspondence, papers, documents, files, data, computer software and programs, work in progress, customer lists, business plans, contracts, business proposals, notes, drawings, calculations, and any other property belonging to Employer and all subsidiaries/group companies of Employer, both in The Netherlands and abroad, which may be in Employee's possession or control, whether or not such materials were addressed to Employee personally or otherwise ("Employer Property").

Employee further agrees to retain no duplicates or copies of any Employer Property without the prior express written consent of Employer. To the extent not covered herein, Employer agrees to comply fully with the provisions of Articles 10 and 11.3 of the 1993 Agreement and Articles 10, 11.3, 12.4, and
13.5 of the 1997 Agreement.

5. CONFIDENTIALITY

         a. Non-Disclosure of Separation Agreement

         Employee covenants and agrees that Employee will hold the terms and conditions of this Agreement in the strictest of confidence and that Employee will not disclose to any other employee of the Employer, nor any other third party (other than Employee's legal counsel), any of the terms or conditions of this Agreement without first obtaining the express written consent of the Employer.



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         This Agreement may not be introduced into evidence in the connection with any legal or other process, by Employee against Employer, or by Employer against Employee, for any reason other than the enforcement of its terms.

         b.     Protection of Employer Proprietary Information

         Employee further acknowledges and agrees that during the course of employment with Employer, Employee's relationship with Employer was one of high trust and confidence and that in the course of such employment with Employer, Employee had access and made use of a variety of proprietary information of the Employer, including information relating to Employer's business, marketing plans, products, software programs, manuals, guides, customer lists, business plans, client proposals, and confidential documents and communications within or concerning Employer and its affiliates which are not freely available to outsiders (collectively, "Proprietary Information"). Employee hereby agrees and covenants that Employee will not disclose to any third party any Proprietary Information in Employee's possession or control without the prior express written consent of Employer.

         c.     Survival of Confidentiality

         Employee further agrees that the Confidentiality provisions of Article 11 of the 1993 Agreement and of Article 11 of the 1997 Agreement remain in full force and effect, and are incorporated herein by reference. Nothing contained herein limits the terms or effectiveness of such provisions, nor limits Employer's rights and/or remedies thereunder.


6.       ADEQUATE COMPENSATION

Employee covenants and agrees that the Severance Pay, taking into consideration all relevant facts and circumstances, including but not limited to Employee's knowledge and experience and his position on the relevant employment market, constitutes adequate and sufficient compensation for Employee's obligations
described in article 2 and article       of this Agreement.

7.       RELEASE

Employee covenants and agrees that this Agreement constitutes the full and final resolution of all claims and demands that Employee has or may have against Employer arising out of Employee's employment relationship with Employer, Employee's termination of employment with Employer, or for any other reason whatsoever. Employee further waives any and all rights that Employee has or may have against Employer to make and claim or demand for damages, injury or loss of whatever kind or natures, and/or to commence, continue, prosecute, cause or permit to be prosecuted any action or proceeding of any type or description against Employer or its shareholders, officers, directors, agents, employees, affiliates, associates, successors, assigns, parent or subsidiary companies or insurers arising out of Employee's employment with Employer, Employee's termination of employment with Employer, or for any other reason whatsoever.

8.       REPRESENTATION OF THE COMPANY


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Employee covenants and agrees that as of the Termination Date, Employee shall no longer be an employee, agent, or representative of Employer in any capacity, and thus Employee shall not have, nor represent that he has, any power to represent or to bind Employer.

9.  DISMISSAL AS MANAGING DIRECTOR

Employee covenants and agrees to be dismissed and discharged by The Spectranetics Corporation in its capacity of sole shareholder of Spectranetics International B.V., and by Spectranetics International B.V., as Managing Director ("ontslagen en gedechargeerd als statutair directeur") of Spectranetics International B.V. as of the Termination Date. To the extent legally required, Employee waives the right to be heard by the General Meeting of Shareholders of the Spectranetics International B.V. in connection with a resolution for dismissal of Employee as Managing Director of that company. Employee further agrees to assist Employer and take all actions necessary in order to effectuate such dismissal, including the execution of documents, as necessary, for filing with the competent Trade Register.

10.  COURT ORDER; NO MODIFICATION

Employee and Employer covenant and agree that the terms of this Agreement concerning compensation to be paid to employee shall not be superseded or altered by any court order received as a result of the actions taken pursuant to paragraph 1 to this Agreement and that this Termination Agreement shall govern the terms of Employee's termination in all respects. Employee specifically waives his right to enforce such court order to the extent the indemnity for the termination of employee's employment exceeds the indemnity agreed to in this Agreement. Employer specifically waives its right to enforce such court orders to the extent the indemnity for the termination of Employee's employment is less than that agreed to herein.

11. SEVERABILITY

In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

12. BINDING AGREEMENT

The Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Employee and Employer.

13.  GOVERNING LAW; JURISDICTION

This Agreement and all rights of Employee and Employer hereunder shall be governed, construed, and interpreted in accordance with the laws of The Netherlands. The courts in the District of Utrecht shall have exclusive jurisdiction of all disputes arising under or related to this Agreement.

14.  COMPLETE AGREEMENT; AMENDMENT OR MODIFICATION

Employee and Employer do hereby for themselves, their heirs, executors, administrators, successors, assigns, trustees, and next of kin covenant that no promise, agreement, statement, or representation not herein expressed has been made to or relied upon by them and that this Agreement contains the entire agreement between Employee and Employer.



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No modification or addendum to this Agreement shall be valid unless made in writing and signed by the parties hereto.

15.  RELATION TO 1993 AGREEMENT AND 1997 AGREEMENT

To the extent any provision contained herein conflicts with any provision of the 1993 Agreement or the 1997 Agreement, the provisions of this Agreement shall be controlling and shall supersede those of the 1993 Agreement and the 1997 Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by: on behalf of Employer, its duly authorized representative; and by Employee, personally.

THE SPECTRANETICS CORPORATION              HENDRICUS KOS

          /s/ DALE T. MUTH                 /s/ HENDRICUS KOS

By:       Dale T. Muth
Position: Vice President Human Resources

SPECTRANETICS INTERNATIONAL B.V.

          /s/ DALE T. MUTH

By:       Dale T. Muth
Position: Directeur



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